Exhibit 99.1

Armstrong World Industries Reports First Quarter 2014 Results

Key Highlights

•	Operating income from continuing operations of $52.5 million, up 12% from the 2013 period

•	Adjusted EBITDA from continuing operations of $83 million, up 7% from the 2013 period

•	Company reaffirms guidance

LANCASTER, Pa., April 28, 2014 – Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors and ceilings, today reported first quarter 2014 results.

First Quarter Results from continuing operations

(Amounts in millions except per share data)	Three Months Ended March 31,
	2014	2013	Change
Net sales	$634.4	$622.3	1.9%
Operating income	52.5	47.0	11.7%
Net income	16.9	3.2	Favorable
Diluted earnings per share	$0.30	$0.05	Favorable

Consolidated net sales increased approximately $12 million, or 2%, compared to the prior year period. The increase in sales was driven by improved price and mix, which more than offset lower volumes. Volumes were up across all geographies in Building Products but were more than offset by lower volumes in North America Resilient and Wood Flooring.

Operating income increased due to improvements in price and reduced manufacturing costs driven by productivity improvements, which more than offset increases in input costs driven primarily by rising lumber prices and increased SG&A expenses. The comparison was also impacted by approximately $5 million associated with cost reduction actions in the Resilient Flooring businesses in EMEA and Australia during the first quarter of 2013.

Net income and earnings per share benefitted from lower interest expense due to the write off of deferred financing costs during the first quarter of 2013 as a result of the refinancing transaction. Net income and earnings per share were negatively impacted by higher income tax expense as a result of increased sales and profitability when compared to the prior year. Comparable earnings per share also benefited from the Company’s $260 million share repurchase in the third quarter of 2013.

“I’m pleased that, despite challenging weather conditions, first quarter sales were up 2% versus prior year,” said Matt Espe, CEO. “In spite of this headwind, we delivered adjusted EBITDA of $83 million, up 7% from the prior year, through the dedication by our teams around the world to drive price to cover continued inflation in raw material costs and enhance productivity across our manufacturing plant network.”

Additional (non-GAAP*) Financial Metrics from continuing operations

(Amounts in millions except per share data)	Three Months Ended March 31,
	2014	2013	Change
Adjusted operating income	$54	$53	2%
Adjusted net income	23	13	84%
Adjusted diluted earnings per share	$0.42	$0.21	99%
Free cash flow	($55)	($51)	(7)%

(Amounts in millions except per share data)	Three Months Ended March 31,
	2014	2013	Change
Adjusted EBITDA
Building Products	$73	$73	0%
Resilient Flooring	19	19	1%
Wood Flooring	8	3	Favorable
Unallocated Corporate	(17)	(17)	(1)%

Consolidated Adjusted EBITDA	$83	$78	7%

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other nonrecurring gains and losses. Free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, less restricted cash, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The Company believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions/divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2014, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Adjusted operating income and adjusted EBITDA improved by 2% and 7%, respectively, in the first quarter of 2014, when compared to the prior year period. Improvements in price and reduced manufacturing costs driven by productivity improvements more than offset increases in input costs, driven primarily by rising lumber prices, and increased SG&A expenses. Adjusted earnings per share is calculated using a 39% adjusted effective tax rate in both periods, but the comparison was impacted by the Company’s $260 million share repurchase in the third quarter of 2013. The decrease in free cash flow resulted from lower working capital, foreign exchange and higher prepaid expenses which were only partially offset by increased cash earnings, and lower capital expenditures and interest expense when compared to the prior year period.

First Quarter Segment Highlights

Building Products

	Three Months Ended March 31,
	2014	2013	Change
Total segment net sales	$308.2	$292.8	5.3%
Operating income	$57.8	$59.3	(2.5)%

Net sales increased driven by improved volumes in all geographies driven partly by strength in architectural specialties and favorable price. Despite the increase in sales, operating income declined as the margin impact of higher volumes, improved price, and reduced manufacturing costs driven by productivity gains were offset by rising input costs impacted by adverse weather, unfavorable mix, increased SG&A expenses and plant start up costs in Russia.

Resilient Flooring

	Three Months Ended March 31,
	2014	2013	Change
Total segment net sales	$208.1	$214.8	(3.1)%
Operating income	$9.4	$6.4	46.9%

Net sales declined driven primarily by lower volumes in the Americas, which were only partially offset by improvements in mix. Operating income increased as the margin impact of lower volumes and increased SG&A expenses were offset by reduced manufacturing and input costs. The comparison was also impacted by approximately $5 million associated with cost reduction actions in the Resilient Flooring businesses in EMEA and Australia during the first quarter of 2013.

Wood Flooring

	Three Months Ended March 31,
	2014	2013	Change
Total segment net sales	$118.1	$114.7	3.0%
Operating income	$5.1	$0.5	Favorable

Net sales increased as improvements in price and mix more than offset the impact of lower volumes. The increase in operating income was driven by improved price and mix which more than offset the margin impact of lower volumes and increases in input costs driven by rising lumber costs.

Corporate

Unallocated corporate expense of $19.8 million increased from $19.2 million in the prior year.

Market Outlook and 2014 Guidance (1)

“We are reaffirming the full year guidance metrics that we outlined in February to deliver adjusted EBITDA of $400 to $430 million,” said Dave Schulz, CFO. “We are accelerating our LVT investment which provides benefits for our customers through reduced lead times and enhanced service capabilities, and gives us a better cost position. As a result we now expect capital expenditures of $195 to $215 million, and free cash flow of $45 to $85 million.”

Due to increased inflationary cost pressures, driven mostly by lumber and higher energy and transportation as a result of the harsh winter weather in North America, the Company now expects $30 to $40 million of raw material and energy inflation for 2014.

For the second quarter of 2014, net sales are expected to be between $710 and $750 million and adjusted EBITDA to be in the range of $90 to $110 million.

(1)	Sales guidance includes the impact of foreign exchange. Guidance metrics, other than sales, are presented using 2014 budgeted foreign exchange rates. Adjusted EPS guidance for 2014 is calculated based on an adjusted effective tax rate of 39%.

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss first quarter 2014 results. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrong.com and click “For Investors.” The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results guidance, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended March 31, 2014 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2013, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.7 billion. As of March 31, 2014, Armstrong operated 35 plants in eight countries and had approximately 8,600 employees worldwide.

Additional forward looking non-GAAP metrics are available on the Company’s web site at http://www.armstrong.com/ under the Investor Relations tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts, quarterly data is unaudited)

	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
Net Sales	$634.4	$622.3
Costs of goods sold	479.4	477.8
Selling general and administrative expenses	117.3	112.7
Equity (earnings) from joint venture	(14.8)	(15.2)

Operating income	52.5	47.0
Interest expense	11.6	33.2
Other non-operating expense	5.3	—
Other non-operating (income)	(0.6)	(1.3)

Earnings from continuing operations before income taxes	36.2	15.1
Income tax expense	19.3	11.9

Earnings from continuing operations	$16.9	$3.2

Loss on sale of discontinued business, net of tax (benefit) of $- and ($0.1)	—	(0.2)

Net (loss) from discontinued operations	—	(0.2)
Net earnings	$16.9	$3.0

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(0.4)	(6.2)
Derivative (loss) gain	(0.6)	4.3
Pension and postretirement adjustments	7.1	8.9

Total other comprehensive income	6.1	7.0

Total comprehensive income	$23.0	$10.0

Earnings per share of common stock, continuing operations
Basic	$0.31	$0.05
Diluted	$0.30	$0.05
(Loss) per share of common stock, discontinued operations
Basic	—	—
Diluted	—	—
Net earnings per share of common stock:
Basic	$0.31	$0.05
Diluted	$0.30	$0.05
Average number of common shares outstanding
Basic	54.8	59.2
Diluted	55.3	59.8

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, quarterly data is unaudited)

	Three Months Ended March 31,
	2014	2013
Net Sales
Building Products	$308.2	$292.8
Resilient Flooring	208.1	214.8
Wood Flooring	118.1	114.7

Total net sales	$634.4	$622.3

Operating Income (loss)
Building Products	$57.8	$59.3
Resilient Flooring	9.4	6.4
Wood Flooring	5.1	0.5
Unallocated Corporate (expense)	(19.8)	(19.2)

Total Operating Income	$52.5	$47.0

Selected Balance Sheet Information

(amounts in millions)

	(Unaudited) March 31, 2014	December 31, 2013
Assets
Current assets	$953.5	$884.0
Property, plant and equipment, net	1,113.2	1,107.2
Other noncurrent assets	924.8	925.4

Total assets	$2,991.5	$2,916.6

Liabilities and shareholders’ equity
Current liabilities	$456.0	$410.9
Noncurrent liabilities	1,825.3	1,832.5
Equity	710.2	673.2

Total liabilities and shareholders’ equity	$2,991.5	$2,916.6

Selected Cash Flow Information

(amounts in millions)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net income	$16.9	$3.0
Other adjustments to reconcile net income to net cash used for operating activities	38.9	36.3
Changes in operating assets and liabilities, net	(88.7)	(53.3)

Net cash (used for) operating activities	(32.9)	(14.0)
Net cash (used for) investing activities	(22.0)	(37.3)
Net cash provided by (used for) financing activities	51.9	(6.2)
Effect of exchange rate changes on cash and cash equivalents	(1.2)	(0.9)

Net (decrease) in cash and cash equivalents	(4.2)	(58.4)
Cash and cash equivalents, beginning of period	135.2	336.4

Cash and cash equivalents, end of period	$131.0	$278.0

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2014. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED RESULTS FROM CONTINUTING OPERATIONS

	Three Months Ended March 31,
	2014	2013
Adjusted EBITDA	$83	$78
D&A/Fx*	(29)	(25)

Operating Income, Adjusted	$54	$53
Cost reduction and other charges	1	6
Foreign exchange impact	—	—

Operating Income, Reported	$53	$47

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $30.0 million for the three months ended March 31, 2014, and $25.4 million for the three months ended March 31, 2013.

BUILDING PRODUCTS

	Three Months Ended March 31,
	2014	2013
Adjusted EBITDA	$73	$73
D&A/Fx	(15)	(14)

Operating Income, Adjusted	$58	$59
Foreign exchange impact	—	—

Operating Income, Reported	$58	$59

RESILIENT FLOORING

	Three Months Ended March 31,
	2014	2013
Adjusted EBITDA	$19	$19
D&A/Fx	(9)	(7)

Operating Income, Adjusted	$10	$12
Cost reduction and other charges	1	6
Foreign exchange impact	—	—

Operating Income, Reported	$9	$6

WOOD FLOORING

	Three Months Ended March 31,
	2014	2013
Adjusted EBITDA	$8	$3
D&A/Fx	(3)	(2)

Operating Income, Adjusted	$5	$1
Foreign exchange impact	—	—

Operating Income, Reported	$5	$1

UNALLOCATED CORPORATE

	Three Months Ended March 31,
	2014	2013
Adjusted EBITDA	($17)	($17)
D&A/Fx	(3)	(2)

Operating (Loss), Adjusted	($20)	($19)
Foreign exchange impact	—	—

Operating (Loss), Reported	($20)	($19)

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended March 31,
	2014		2013
	Total	Per Share	Total	Per Share
Adjusted EBITDA	$83		$78
D&A as reported	(30)		(25)
Accelerated Deprecation/Fx	1		—

Operating Income, Adjusted	$54		$53
Other non-operating (expense)	(16)		(32)

Earnings Before Taxes, Adjusted	38		21
Adjusted tax (expense) @ 39%	(15)		(8)

Net Earnings, Adjusted	$23	$0.42	$13	$0.21
Pre-tax adjustment items	(1)		(6)
Reversal of adjusted tax expense @ 39%	15		8
Ordinary tax	(12)		(5)
Unbenefitted foreign losses	(8)		(7)
Foreign tax credits	—		—
Tax adjustment items	—		—

Net Earnings, Reported	$17	$0.30	$3	$0.05

CASH FLOW

	Three Months Ended March 31,
	2014	2013
Net Cash (used for) operations	($33)	($14)
Less: net cash (used for) investing	(22)	(37)

Free Cash Flow	($55)	($51)

Source: Armstrong World Industries